Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of May 1, 2007 by and between Digirad Ultrascan Solutions, Inc., a Delaware corporation (the “Company”), and Matthew G. Molchan (“EMPLOYEE”).  The Company and EMPLOYEE are hereinafter collectively referred to as the “Parties” and individually referred to each or any as a “Party.”

RECITALS

A.  WHEREAS, the Company wishes to employ EMPLOYEE on the terms and conditions set forth in this Agreement; and

B.  WHEREAS, EMPLOYEE desires to become an employee of the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiently of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.           Employment.

1.1           Title/Responsibilities.  EMPLOYEE shall serve as the Company's Chief Operating Officer (“COO”) and shall have the duties, responsibilities and authority of such position, unless otherwise reasonably determined from time to time by the President of Digirad Imaging Solutions, Inc. (“DIS”).  EMPLOYEE shall do and perform all services, acts, or responsibilities necessary or advisable to carry out his duties as COO of the Company as assigned by DIS.

1.2           Full Time Attention.  Other than reasonable time to manage the affairs of Ultrascan, Inc. (which shall be renamed immediately after the date hereof), EMPLOYEE shall devote his best efforts and full business time attention to the performance of the services customarily incident to such position and to such other services as the President of DIS may reasonably request.

1.3           Other Activities.  Except upon the prior written consent of the President of DIS, EMPLOYEE shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that EMPLOYEE may own less than two percent of the outstanding securities of any such publicly traded competing corporation.

1.4           Relocation.  The Company shall not require EMPLOYEE to relocate his home outside of the greater Atlanta metropolitan area to fulfill his duties and responsibilities as an employee of the Company without the EMPLOYEE's consent.

1.5           Term of Agreement.  The terms of this Agreement shall govern EMPLOYEE's employment with the Company from the date hereof (“Commencement Date”) until four (4) years from the Commencement Date (the “Term”), unless terminated earlier pursuant to Section 4.

2.           Compensation.

2.1           Base Salary.  Beginning on the date EMPLOYEE commences his duties as COO of the Company, Company shall pay EMPLOYEE a salary (the “Base Salary”) of two hundred twenty thousand Dollars ($220,000.00) per year, payable every two weeks in accordance with the Company's payroll practices for employees.

2.2           Other Compensation.  In addition to the Base Salary payable to EMPLOYEE hereunder, EMPLOYEE shall be entitled to the following benefits:

2.3           Performance Bonus.  Beginning in 2007, EMPLOYEE shall be eligible to receive an annual performance bonus equal to up to forty (40) percent of Base Salary conditioned upon achievement of certain Company performance milestones as well as performance milestones personal to EMPLOYEE, all to be established and determined by the President of DIS.  The President of DIS, in his reasonable discretion, determines whether such personal performance milestones have been attained.  Advance payments against the maximum prospective performance bonus shall be made on a quarterly basis, with a twenty-five (25) percent hold-back per quarter.  The actual amount of the performance bonus shall be determined at the end of each fiscal year and after audited financial statements for the Company have become available, and payments made shall be reconciled against payments due.  Notwithstanding the foregoing, EMPLOYEE shall not be required to make payments to the Company for any such adjustment.   For fiscal year 2007, the performance bonus will be calculated on a pro-rata basis on the Commencement Date of this Agreement.

2.4           Stock Options.  Contingent upon EMPLOYEE commencing his duties as COO on the Commencement Date and approval by the board of directors of Digirad Corporation, EMPLOYEE shall be eligible to receive from the Company stock options granting the EMPLOYEE the right to purchase thirty-five thousand (35,000) shares of Digirad Corporation's common stock that will grant and price effective three business days after Digirad's quarterly earnings release for the most current quarter subsequent to the Commencement Date, or the next day the NASDAQ stock market is open if the NASDAQ stock market is closed three business days after the earnings release.  One-fourth (1/4th) of the shares subject to the option shall vest and become exercisable one year after the grant date, and an additional one forty-eighth (1/48th) of the shares subject to the option shall vest and become exercisable on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested and exercisable, subject to EMPLOYEE continuing to be an employee on each such date.

2.5           Benefits.  Employee shall be entitled to Benefits to which other employees of the Company are entitled, on terms comparable thereto, including but not limited to, participation in any and all pension and profit sharing plans, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company, in its sole discretion, for the benefit of its employees.  The currently effective waiting period for all health-related insurance benefits (the first of the month following 30 days of employment) is applicable.

2.6           Paid Time Off.  EMPLOYEE shall be entitled to ten (10) days of paid holidays annually and sixteen (16) days of paid time off the first year and eighteen (18) days of paid time off the second year, accruing annually beginning on the Commencement Date.

2.7           Expense Reimbursement.  The Company shall reimburse EMPLOYEE for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, which conform to the Company's policies, including the Company's Code of Ethics and Compliance Code, in effect from time to time with respect to travel, entertainment, gifts and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses pursuant to Company policy.

2.8           Withholdings.  Except as expressly stated herein, all of EMPLOYEE's compensation shall be subject to customary federal, state, local and other withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.           Termination.

3.1           Termination for Cause.  The Company shall terminate this Agreement for Cause (as defined herein) by delivery of written notice to EMPLOYEE specifying the cause or causes relied upon for such termination.  If EMPLOYEE's employment under this Agreement is terminated by the Company for Cause before the last day of any calendar month, EMPLOYEE shall be entitled to receive as compensation for such calendar month the Base Salary set forth in Section 2.1 prorated to the date of termination on the basis of a 30-day calendar month.  EMPLOYEE shall also be entitled to a severance payment of one hundred (100) percent of four (4) months' Base Salary provided the conditions of Section 3.4 have been met.  Except as stated herein, EMPLOYEE will forfeit any claims to any additional Performance Bonus or any other compensation or benefits.  Grounds for the Company to terminate this Agreement for “Cause” shall include only the occurrence of any of the following events:

 (a)           EMPLOYEE's willful misconduct or gross negligence in the performance of his duties hereunder;

(b)           EMPLOYEE's willful failure or refusal to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the President of DIS, if such failure or refusal has not been substantially cured to the satisfaction of the Company's President within thirty (30) days after written notice of such failure or refusal has been given by the Company to EMPLOYEE;

 (c)           EMPLOYEE's performance of any material action when specifically and reasonably instructed not to do so by the Company's President;

 (d)           EMPLOYEE engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company;

 (e)           EMPLOYEE's commission of any fraud, or use or appropriation for his personal use or benefit of any funds, properties or opportunities of the Company not authorized by the President to be so used or appropriated; or

 (f)           EMPLOYEE's conviction of any crime involving moral turpitude; or

 (g)           EMPLOYEE's willful or grossly negligent violation of the Code of Ethics of Digirad Corporation.

No act or failure to act by the EMPLOYEE shall be considered “willful” or “grossly negligent” if the EMPLOYEE acted (or failed to act) in good faith with the reasonable belief that his actions or omissions were in the Company's best interest.

Any notice of termination given pursuant to Section 3.1 shall effect termination as of the date specified in such notice, or in the event no such date is specified, on the last day of the month in which such notice is delivered.

3.2           Termination Without Cause.  The Company may voluntarily terminate this Agreement, and EMPLOYEE's employment, without Cause at any time without liability other than as set forth herein, for any reason not specified in Section 3.1, by giving not less than thirty (30) days written notice to EMPLOYEE.  Any such notice shall specify the exact date of termination (the “Termination Date”).

(a)           If EMPLOYEE's employment under this Agreement is terminated by the Company without Cause (as defined herein), EMPLOYEE shall be entitled to receive (a) his Base Salary and the maximum amount of the Performance Bonus payable hereunder and not yet paid, through the end of the Term hereof (“Termination Payment”) and (b) a severance payment in the amount of one hundred forty (140) percent of six (6) months base salary provided the conditions of Section 3.4 have been met.  The Termination Payment, however, shall be due only if, on the Termination Date and as established by the next-available financial statements for the month (and year-to-date) during which the employment was terminated, the Company has achieved, on a prorated, straight-line basis, EBITDA goals (as calculated on a GAAP basis) as set forth in Exhibit A attached hereto.  If such EBITDA goals are not achieved as of the Termination Date, EMPLOYEE shall be entitled only to (a) the Base Salary set forth in Section 3.1 prorated to the date of termination on the basis of a 30-day calendar month, and (b) a severance payment of one hundred and forty (140) percent of six (6) months Base Salary provided the conditions in Section 3.4 have been met.

(b)           Such Termination Payment shall be paid over time in accordance with the Company's general payroll practices, as and when such payments would have been paid had EMPLOYEE's employment not been terminated, provided, however, that to the extent any portion of the Termination Payment has not been paid by March 14th of the year following the year of EMPLOYEE's Termination Date, any and all unpaid portions of the Termination Payment not paid by that date shall be paid in a single lump sum to EMPLOYEE on March 15th of the year following the year of EMPLOYEE's termination.

3.3           EMPLOYEE may voluntarily terminate this Agreement upon no less than thirty (30) days written notice of such termination submitted to the President of DIS, and in such event EMPLOYEE shall be entitled only to such payment as would have been due had EMPLOYEE been terminated for cause as defined in Section 3.1, supra.

3.4           Notwithstanding anything in this Agreement to the contrary, EMPLOYEE's right to receive the Termination Payment and severance payment is conditioned upon EMPLOYEE's execution and delivery of a General Release, releasing all claims EMPLOYEE may have or claim to have against the Company and its respective agents and representatives, in a form acceptable to Company, in its sole discretion, and confirmation of EMPLOYEE's non-compete and non-solicitation agreements as outlined in Section 4.

4.           Non-Compete and Non-Solicitation Obligation.

4.1           EMPLOYEE acknowledges that this Agreement is entered into concurrently with the sale to the Company of a business to which EMPLOYEE is a key contributor, and that the Company is entrusting EMPLOYEE with continuing to manage and grow all aspects of that business in his new capacity as an employee of the Company as part of this sales transaction.  EMPLOYEE agrees that he shall not (i) engage, directly or indirectly, in any other nuclear or ultrasound sales or services business activity in the states of Georgia, Alabama and Tennessee, or (ii) hire, solicit, or attempt to hire on behalf of himself or any other party any employee or exclusive consultant of the Company for a period of time determined as follows:

 (a)           For a period of two (2) years commencing on EMPLOYEE's Termination Date, if EMPLOYEE's employment is terminated (i) by EMPLOYEE; or (ii) for Cause as defined in Section 3.1; or (iii) at the end of the Term of this Agreement; or (iv) without Cause, if EMPLOYEE is ineligible to receive the Termination Payment because the Company has failed to achieve, on a straight-line prorated basis, EBITDA goals as set for in Exhibit A attached hereto; or

(b)           If EMPLOYEE's employment is terminated without Cause, and EMPLOYEE is eligible to receive the Termination Payment because the Company has achieved, on a prorated basis, EBITDA goals as set forth in Exhibit A attached hereto, either for the Term of this Agreement or for two years, whichever time period is longer.

EMPLOYEE acknowledges that the non-compete and non-solicitation covenants in this Agreement are limited in time and scope so as to be reasonable and equitable to him and the Company.  EMPLOYEE and the Company agree that it is not the Parties' intention to violate any public policy, statutory rule or regulation, or common law by entering into this Agreement.  Accordingly, if any part of the non-compete and non-solicitation covenants contained herein are determined by an arbitrator or court of competent jurisdiction to be overly broad thereby making the covenants unenforceable, the Parties agree that such court or arbitrator shall substitute a reasonably judicially enforceable limitation in place of the offensive part of the covenants and that as modified, the covenants shall be fully enforceable as if set forth herein by the Parties themselves in modified form.

4.2           Remedies for Breach.  If EMPLOYEE violates his non-competition and non-solicitation obligations while receiving severance benefits or the Termination Payment this will be considered a material breach and EMPLOYEE will no longer be entitled to severance benefits of the Termination Payment.  The Company shall also be entitled to all other remedies available by law or in equity in the event of such breach.

5.           Death or Disability During Employment.

5.1           This Agreement shall terminate without notice upon the date of EMPLOYEE's death or the date when EMPLOYEE becomes “completely disabled” as that term is defined in Section 5.4

5.2           In the event of EMPLOYEE's death, all rights of EMPLOYEE to compensation hereunder shall automatically terminate immediately upon his death, except that EMPLOYEE's heirs, personal representatives or estate shall be entitled to any unpaid portion of his Base Salary and accrued benefits earned up to the date of his death.

5.3           In the event EMPLOYEE is disabled, EMPLOYEE shall be entitled to receive such disability benefits as would apply to other senior EMPLOYEES in the Company, subject to the terms and conditions of any such Company disability program.

5.4           The term “completely disabled” as used in this Agreement shall mean the inability of EMPLOYEE to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy and disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when EMPLOYEE becomes disabled, the term “completely disabled” shall mean the inability of EMPLOYEE to perform his normal and customary duties under this Agreement for a total of four (4) consecutive months or a total of 180 days in any one-year period by reason of any incapacity, physical or mental, based upon medical advice or an opinion provided by a licensed physician, acceptable to the Company in its sole discretion, determines to have incapacitated EMPLOYEE from satisfactorily performing all of his usual services for the Company during the foreseeable future.  The action of the Company shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement, and upon such date this Agreement shall become null and void and of no further force and effect.

6.           Indemnification.

The Company agrees to indemnify EMPLOYEE to the full extent authorized or permitted by Georgia law and the provisions of the Certificate and Bylaws of the Company in effect on the date hereof, from and against all losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising from the performance of EMPLOYEE's duties contemplated by this Agreement during the Term.

7.           Proprietary and Confidential Information.

7.1           Proprietary Information and Inventions Assignment Agreement.  EMPLOYEE represents and warrants that he has executed and delivered to the Company the Company's Employee Proprietary Information and Inventions Assignment Agreement, attached hereto and incorporated herein by reference.  EMPLOYEE will not disclose, nor use in the performance of his responsibilities at Digirad, any trade secret or other confidential information of any former employer, unless he first obtains written authorization for its disclosure and use.

7.2           Preservation and Return of Property.  EMPLOYEE will exercise reasonable care, consistent with good business judgment to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in his custody for the purpose of conducting the business of the Company.  Upon request, EMPLOYEE will promptly surrender the same to the Company at the conclusion of his employment, or if not surrendered, EMPLOYEE will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for the placement at such location.  At the conclusion of EMPLOYEE's employment with the Company, he agrees to return such instruments or accessories to the Company or to account for same to the Company's reasonable satisfaction.

7.3           No Inconsistent Agreements.  EMPLOYEE affirms that he has no agreement with any other Party that would preclude his compliance with any obligations under this Agreement.

8.           Assignment and Binding Effect.

8.1           Assignment.  This Agreement shall be binding upon and insure to the benefit of EMPLOYEE and EMPLOYEE's heirs, executors, administrators, estate, beneficiaries, and legal representatives.  Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior express written consent of the other Party.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9.           Notices.

9.1.           Notices.  All notices or demand of any kind required or permitted to be given by the Company or EMPLOYEE under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or sent by facsimile (with confirmation of receipt), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

President

Digirad Ultrascan Solutions, Inc.

1048 Industrial Court, Suite E

Suwanee, GA  30024

If to Digirad Imaging Solutions, Inc.

President

Digirad Imaging Solutions, Inc.

13950 Stowe Drive

Poway, California  92064

If to EMPLOYEE:

Matthew G. Molchan

_________________________

_________________________

_________________________

Any such written notice shall be deemed received when personally delivered or upon receipt in the event of facsimile or overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10.           Choice of Law.

10.1           Choice of Law.  This Agreement is made in Atlanta, Georgia.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Georgia, without regard to its conflicts of laws provisions.

11.           Integration.

11.1           Integration.  This Agreement contains the entire agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.  This Agreement cannot be amended or modified except by a written agreement signed by EMPLOYEE and the Company.

12.           Waiver.

12.1           Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either Party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

13.           Severability.

13.1           Severability.  The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

14.           If any provision of this Agreement is found to be illegal, the illegal provision may be reformed so as to make it legal.

15.           Interpretation; Construction.

15.1           Interpretation.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

16.           Attorneys' Fees.

16.1           Attorneys' Fees.  In any controversy or claim arising out of or relating to this Agreement or breach thereof, which results in legal action, proceeding or arbitration, the prevailing Party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys' fees and costs incurred in such action.

17.           Counterparts.

17.1           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute and original thereof.

18.           Representations and Warranties.

18.1           Representations and Warranties.  EMPLOYEE represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between EMPLOYEE and any other person or entity.

19.           Arbitration.

19.1           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, or arising out of or relating to the rights, duties or obligations of the Company or of EMPLOYEE shall be settled by binding arbitration conducted in Atlanta, if the arbitration is brought by the Company, or in San Diego, if the arbitration is brought by EMPLOYEE, in accordance with, and by an arbitrator appointed pursuant to the rules of the American Arbitration Association in effect at the time, and the judgment upon the award rendered pursuant thereto shall be in writing and may be entered in any court having jurisdiction, and all rights or remedies of the Company and of the EMPLOYEE to the contrary are hereby expressly waived.  The Company shall pay the arbitration fees and costs for such arbitrator.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DIGIRAD ULTRASCAN SOLUTIONS, INC.	EMPLOYEE

By: /s/ Todd P. Clyde	/s/ Matthew G. Molchan

President	Matthew G. Molchan

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement of Matthew G. Molchan dated May 1, 2007 (this “Amendment”) is entered into as of September 30, 2010 by and between each of Digirad Corporation and its wholly owned subsidiaries Digirad Ultrascan Solutions, Inc. and Digirad Imaging Solutions, Inc. (which companies are individually and collectively identified hereinafter as the “Company”) and Matthew G. Molchan (hereinafter the “Employee”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Employee entered into an Employment Agreement dated May 2, 2007 (hereinafter the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend the Employment Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

1.           Section 1.5 of the Employment Agreement shall be amended and restated in its entirety to read as follows, effective as of the Effective Date of this Amendment:

1.5.           Term of Agreement.  Subject to the provisions for earlier termination set forth in Section 3, the term of EMPLOYEE's employment hereunder shall commence on May 1, 2007 (the “Effective Date”) and continue through December 31, 2011 (the “Initial Term”).  The Initial Term will automatically renew for additional, successive one (1)-year periods (each a “Renewal Term”) unless either party provides written notice of such party's intent not to continue this Agreement no less than thirty (30) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be (the Initial Term and any Renewal Terms shall be referred to herein as the “Term”).”

2.           Section 2.3 of the Employment Agreement shall be amended and restated in its entirety to read as follows, effective as of the Effective Date of this Amendment:

2.3           Performance Bonus.  Beginning on July 1, 2010, EMPLOYEE shall be enrolled in an incentive bonus program, under which he may become eligible to receive an annual incentive bonuses based upon the financial achievement of the Company's offices in Georgia, North Carolina, South Carolina, Tennessee, Indiana, Illinois, Wisconsin, Michigan and Ohio.  Specifically, EMPLOYEE's target bonus shall consist of up to four and one half (4.5) percent on all Free Cash Flow generated by the Company's Georgia and Tennessee offices plus four and one half (4.5) percent of thirty (30) percent of the gross margin generated by the Company's North Carolina and South Carolina, Indiana, Illinois, Wisconsin, Michigan and Ohio offices during each calendar year. [Note: The gross margin shall include, but not be limited to, an accrual for the Performance Bonus and Other Cost of Sales as the Company defines. Also, for the first half of the 2010 calendar year, the bonus will be handled in a separate agreement. This Performance Bonus will be calculated based on actual results for the 2010 calendar year.] “Free Cash Flow” is defined under this Agreement as the cash from the Company's operations less the cash consumed by capital expenditures, including any accrual of EMPLOYEE's target bonus. To be eligible for any bonus payout, Free Cash Flow from Georgia and Tennessee offices must be equal to or greater than $1.1 million for the year and the gross margin for the Company's North Carolina and South Carolina, Indiana, Illinois, Wisconsin, Michigan, and Ohio offices must be equal to or greater than $2.35 million for the year and the total capital expenditures for these areas must be equal to or less than $0.4 million. EMPLOYEE's target bonus shall be reviewed by the Company's Chief Executive Officer (the “CEO”) or the Board (or a committee thereof) on an annual basis, and such target bonus for the calendar year under review may be modified from the target bonus in effect for the immediately preceding calendar year (it being understood that the actual amount of bonus received for any calendar year may be more or less than that received in any prior year).  The CEO and/or the Board will retain complete and final discretion over the terms and payment of any incentive bonus.  Such bonus shall be expressly contingent upon EMPLOYEE's continued employment as of December 31 of the applicable calendar year.  The bonus, if any, will be paid no later than March 15 of the year following the end of the applicable calendar year in which it was earned.”

3.           Section 2.7 of the Employment Agreement shall be amended and restated in its entirety to read as follows, effective as of the Effective Date of this Amendment:

“During the Term, the Company will reimburse EMPLOYEE for reasonable business travel, entertainment, or other business expenses incurred by EMPLOYEE in the furtherance of or in connection with the performance of EMPLOYEE's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.  The Company will reimburse EMPLOYEE for reasonable expenses related to hotel room rental for pre-authorized business travel, up to a daily maximum, before taxes, of One Hundred Fifty Dollars ($150).  While EMPLOYEE may elect to stay in a hotel costing greater than One Hundred Fifty Dollars ($150) per day, the Company will only reimburse EMPLOYEE for up to One Hundred Fifty Dollars ($150) of the cost of such hotel.  In certain limited circumstances, the Company may reimburse EMPLOYEE for hotel accommodations greater than One Hundred Fifty Dollars ($150), but such reimbursement must be approved, in advance, in writing, by the Company's CEO.  Reimbursements shall be made by the Company to EMPLOYEE consistent with the Company's normal expense reimbursement policy, provided that EMPLOYEE submits documentation to the Company substantiating his payments for hotel expenses and other reimbursable expenses.”

4.           The third sentence of Section 3.1 of the Employment Agreement shall be amended and restated in its entirety to read as follows, effective as of the Effective Date of this Amendment:

“EMPLOYEE shall not be entitled to any severance payment in the event that he is terminated for Cause.”

5.           Subsection (a) of Section 3.2 of the Employment Agreement shall be amended and restated in its entirety to read as follows, effective as of the Effective Date of this Amendment:

(a)           If EMPLOYEE's employment under this Agreement is terminated by the Company without Cause (as defined herein), EMPLOYEE shall be entitled to receive (1) his Base Salary and the prorated amount of the Performance Bonus payable hereunder and not yet paid, up to and including the date of his termination (the “Termination Payment”), and (2) a severance payment equal to six months of his Base Salary, as then in effect (less applicable withholding), provided the conditions of Section 3.4 have been met.”

6.           The following shall be added to the end of Section 3.4 of the Employment Agreement, effective as of the Effective Date of this Amendment:

      "No Termination Payment and severance payment will be paid or provided unless the General Release is executed and becomes effective by the earlier of thirty (30) days following EMPLOYEE's termination date or any earlier date provided in the General Release.  If EMPLOYEE's employment terminates on or before December 1 of a calendar year, EMPLOYEE's Termination Payment and severance payments will be paid or commence no later than December 31 of that calendar year, except as otherwise required to comply with the six (6) month payment delay described in Section 20.  If EMPLOYEE's employment terminates after December 1, EMPLOYEE's Termination Payment and severance payment will be paid or commence on the later of (a) the first payroll date in the calendar year following the calendar year of EMPLOYEE's termination or (b) the first payroll date following the date EMPLOYEE's General Release becomes effective, except as otherwise required to comply with the six (6) month payment delay described in Section 20 herein.”

7.           Section 4 of the Employment Agreement shall be amended and restated in its entirety to read as follows, effective as of the Effective Date of this Amendment:

"4.   Non-Competition and Non-Solicitation Obligation.

4.1           Non-Competition.  To preserve the goodwill associated with the Company's business and to protect the Company's trade secrets and confidential information, Employee hereby agrees to the following restrictions on EMPLOYEE's activities:

(a)  During the course of EMPLOYEE's employment and for a period of two (2) years immediately following the termination of the employment relationship with the Company, whether EMPLOYEE resigns voluntarily or is terminated by the Company involuntarily, EMPLOYEE will not, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself with, any business competitive with or otherwise similar to the Company's business;

(b)  The foregoing covenant shall cover EMPLOYEE's activities in every part of the Territory.  “Territory” shall mean the states of Georgia, North Carolina, South Carolina, Indiana, Illinois, Wisconsin, Michigan, Ohio and Tennessee, in which the Company conducts business, operations and/or sales as of the date hereof.  Should EMPLOYEE obtain other employment during EMPLOYEE's employment with the Company or within two (2) years immediately following the termination of EMPLOYEE's relationship with the Company, EMPLOYEE agrees to provide written notification to the Company as to the name and address of EMPLOYEE's new employer, the position that EMPLOYEE expects to hold, and a general description of EMPLOYEE's duties and responsibilities, at least thirty (30) days prior to starting such employment.

4.2   Non-Solicitation.

(a)  Non-Solicitation of Company Clients.  EMPLOYEE agrees that for a period of two (2) years immediately following the termination of EMPLOYEE's relationship with the Company, whether EMPLOYEE resigns voluntarily or is terminated by the Company involuntarily, EMPLOYEE shall not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any Company Clients for the purposes of conducting business that is competitive or similar to that of the Company or for the purpose of disadvantaging the Company's business in any way.  For the purposes of this Agreement, “Company Clients” shall mean all persons or entities that have used or inquired of the Company's services at any time during the two-year period preceding the termination of EMPLOYEE's employment with the Company or whose identity otherwise constitutes trade secret information.  EMPLOYEE acknowledges and agrees that the identity of the Company Clients is not readily ascertainable or discoverable through public sources, and that the Company's list of Company Clients was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.  Notwithstanding the foregoing, this Section does not prohibit EMPLOYEE from accepting as customers those Company Clients of EMPLOYEE that wish to transfer their business without being solicited by EMPLOYEE, directly or indirectly.

(b)  Non-Solicitation of Employees.  EMPLOYEE agrees that for a period of two (2) years immediately following the termination of EMPLOYEE's relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, EMPLOYEE shall not either directly or indirectly solicit any of the Company's employees to leave their employment, or attempt to solicit employees of the Company, either for EMPLOYEE or for any other person or entity.  Notwithstanding the foregoing, this Section does not prohibit EMPLOYEE from accepting the employment application from those Company employees that wish to separate from the Company without being solicited by EMPLOYEE, directly or indirectly.

4.3.   Scope of Agreement.  EMPLOYEE acknowledges and agrees that the time, geographic and scope limitations of EMPLOYEE's obligations under Sections 4.1 and 4.2 above are fair and reasonable in all respects, especially in light of the scope and nature of the Company's business and the Company's need to protect its trade secrets, confidential and proprietary information, and the goodwill of its business.  EMPLOYEE further acknowledges and agrees that EMPLOYEE will not be precluded from gainful employment if EMPLOYEE is obligated not to compete with the Company during the period and within the Territory as described above.

4.4  Certain Remedies.  It is specifically understood and agreed that any breach of the provisions of this Section 4 by EMPLOYEE would result in irreparable injury to the Company, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of Section 4 by EMPLOYEE through both temporary and permanent injunctive relief, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

4.5.   Severability.  If one or more of the provisions in Section 4 are deemed void by law, then the remaining provisions will continue in full force and effect.  In the event that the provisions of sections 4.1(a) or 4.1(b) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.  In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, EMPLOYEE and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.”

8.           Section 19 of the Employment Agreement shall be amended and restated in its entirety to read as follows, effective as of the Effective Date of this Amendment:

"19.   Arbitration and Equitable Relief.

19.1           Arbitration.  IN CONSIDERATION OF EMPLOYEE'S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND EMPLOYEE'S RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO HIM BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EMPLOYEE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE'S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EMPLOYEE'S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN THE GEORGIA ARBITRATION CODE (THE “ACT”), AND PURSUANT TO GEORGIA LAW.  THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT.  DISPUTES WHICH EMPLOYEE AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, CLAIMS OF HARASSMENT, DISCRIMINATION, OR WRONGFUL TERMINATION, AND ANY OTHER STATUTORY OR COMMON LAW CLAIMS UNDER GEORGIA LAW.  EMPLOYEE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH EMPLOYEE.

19.2           Procedure.  EMPLOYEE AGREES THAT ANY ARBITRATION WILL BE CONDUCTED IN ATLANTA, GEORGIA.  EMPLOYEE FURTHER AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “AAA RULES”).  EMPLOYEE UNDERSTANDS THAT THE COMPANY AND EMPLOYEE WILL SPLIT THE ADMINISTRATIVE AND HEARING FEES CHARGED BY THE ARBITRATOR AND AAA, EXCEPT THAT THE PARTY WHO INITIATES THE ARBITRATION SHALL PAY THE ENTIRE FILING FEE.  EMPLOYEE AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING.  EMPLOYEE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD REASONABLE ATTORNEYS' FEES AND COSTS TO THE PREVAILING PARTY.  EMPLOYEE AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE ACT AND THAT TO THE EXTENT THAT THE AAA RULES CONFLICT WITH THE ACT, THE ACT SHALL TAKE PRECEDENCE.  EMPLOYEE AGREES THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

19.3           Remedy.  EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN EMPLOYEE AND THE COMPANY.  ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER EMPLOYEE NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

19.4           Availability of Injunctive Relief.  EMPLOYEE UNDERSTANDS THAT ANY BREACH OR THREATENED BREACH OF THE EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGMENT AGREEMENT BETWEEN EMPLOYEE AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, OR NON-SOLICITATION WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR.  ACCORDINGLY, BOTH PARTIES SHALL BE ENTITLED, AS A MATTER OF RIGHT, TO SEEK AND OBTAIN, IN ANY COURT OF COMPETANT JURISDICTION WITH RESPECT TO ANY ACTUAL OR THREATENED BREACH OF ANY PROVISION OF THIS AGREEMENT, THE EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGMENT AGREEMENT, OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, OR NON-SOLICITATION: (I) A DECREE OR ORDER OF SPECIFIC PERFORMANCE TO ENFORCE THE OBSERVANCE AND PERFORMANCE OF THE PARTIES' OBLIGATIONS; AND (II) AN INJUNCTION RESTRAINING SUCH BREACH OR THREATENED BREACH.  EMPLOYEE AGREES THAT THE COMPANY SHALL NOT BE REQUIRED TO OBTAIN, FURNISH, OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION, AND EMPLOYEE IRREVOCABLY WAIVES ANY RIGHT HE MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING, OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT.  IN THE EVENT THAT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS REASONABLE ATTORNEYS' FEES AND COSTS.

19.5           Administrative Relief.  EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT HIM FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, OR THE STATE BOARD OF WORKERS' COMPENSATION.  THIS AGREEMENT DOES, HOWEVER, PRECLUDE EMPLOYEE FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW

19.6           Voluntary Nature of Agreement. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.  EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND THAT HE HAS ASKED ANY QUESTIONS NEEDED FOR HIM TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT HE IS WAIVING HIS RIGHT TO A JURY TRIAL.  FINALLY, EMPLOYEE AGREES THAT HE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.”

9.           A new section, Section 20, shall be added to the Employment Agreement, which shall read in its entirety as follows, effective as of the Effective Date of this Amendment:

"20.   Section 409A.

20.1           Notwithstanding anything to the contrary in this Agreement, no severance payment or benefits to be paid or provided to EMPLOYEE, if any pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended and any regulations thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until EMPLOYEE has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to EMPLOYEE, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until EMPLOYEE has a “separation from service” within the meaning of Section 409A.

20.2           Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or in the case of installments, will not commence until, the thirtieth (30th) day following EMPLOYEE'S separation from service or, if later, such time as required by Section 20.3 below.  Except as required by Section 20.3 below, any installment payments that would have been made to EMPLOYEE during the thirty (30) day period immediately following EMPLOYEE'S separation from service but for the preceding sentence will be paid to Employee on the thirtieth (30th) day following EMPLOYEE'S separation from service and the remaining payments shall be made as provided in this Agreement.

20.3           Notwithstanding anything to the contrary in this Agreement, if EMPLOYEE is a “specified employee” within the meaning of Section 409A at the time of EMPLOYEE's termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following EMPLOYEE's separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of EMPLOYEE's separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if EMPLOYEE dies following EMPLOYEE's separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of EMPLOYEE's death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

20.4           Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 20.1 above.

20.5           Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 20.1 above.  For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) EMPLOYEE's annualized compensation based upon the annual rate of pay paid to EMPLOYEE during the EMPLOYEE's taxable year preceding the EMPLOYEE's taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which EMPLOYEE's separation from service occurred.

20.6           The foregoing provisions and all compensation and benefits provided under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  The Company and EMPLOYEE agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to EMPLOYEE under Section 409A.”

10.           Except as specifically provided in and modified by this Amendment, the Employment Agreement is in all other respects hereby ratified and confirmed and references to the Employment Agreement shall be deemed to refer to the Employment Agreement as modified by this Amendment.

11.           This Amendment will become effective on the date it has been signed by both Parties (the “Effective Date”).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EMPLOYEE:	COMPANY:

MATTHEW G. MOLCHAN	DIGIRAD COPORATION

By: /s/ Matthew G. Molchan	By: /s/ Todd P. Clyde

Date: September 30, 2010	Date: September 30, 2010